Exhibit 99.1

Sidus Space Announces $2.0 Million Registered Direct Offering and Concurrent Private Placement

CAPE CANAVERAL, FL, October 12, 2023 – Sidus Space, Inc. (“Sidus” or the “Company”) (NASDAQ:SIDU), a multi-faceted Space and Data-as-a-Service company, today announced that it has entered into a securities purchase agreement with certain institutional investors for the purchase and sale of 2,000 shares of its Series A Convertible Preferred Stock, stated value $1,000 per share in a registered direct offering. The shares of Series A Convertible Preferred Stock are initially convertible into an aggregate of 19,700,552 shares of common stock at a conversion price of $0.10152. In addition, in a concurrent private placement, Sidus will issue to the investors unregistered warrants to purchase up to an aggregate of 19,700,552 shares of common stock. The warrants will have an exercise price of $0.10152 per share, will be exercisable immediately following the date of issuance and will expire in five years. The closing of the registered direct offering and the concurrent private placement is expected to occur on or about October 13, 2023, subject to the satisfaction of customary closing conditions.

Dawson James Securities, Inc. acted as the sole placement agent for the offering.

The gross proceeds to Sidus from the offering are expected to be approximately $2.0 million, before deducting the placement agent’s fees and other offering expenses payable by Sidus. Sidus intends to use the net proceeds from the offering for working capital.

The shares of preferred stock (and the shares of common stock issuable upon conversion of the preferred stock) being offered in the registered direct offering (but not the warrants being in the concurrent private placement or the shares of common stock underlying such warrants) are being offered by Sidus pursuant to a “shelf” registration statement on Form S-3 (File No. 333-273430) previously filed with the Securities and Exchange Commission (the “SEC”) on July 26, 2023 and declared effective by the SEC on August 14, 2023. The offering of the shares of preferred stock (and the shares of common stock issuable upon conversion of the preferred stock) in the registered direct offering is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the prospectus supplement may be obtained, when available, from Dawson James Securities, Inc., 101 North Federal Highway, Suite 600, Boca Raton, FL 33432, or by telephone at (561) 571-3622, or by email at investmentbanking@dawsonjames.com.

The warrants described above are being issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sidus Space

Sidus Space (NASDAQ: SIDU) is a multi-faceted Space and Data-as-a-Service company focused on mission-critical hardware manufacturing; multi-disciplinary engineering services; satellite design, production, launch planning, mission operations; and in-orbit support. The Company is located in Cape Canaveral, Florida, where it operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on vertically integrated Space-as-a-Service solutions including end-to-end satellite support.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus Space is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations

Valter Pinto or Jack Perkins

KCSA Strategic Communications

sidus@kcsa.com

(212) 896-1254

Media

Pam Davis

Sidus Space

mediateam@sidusspace.com

-2-